EXHIBIT 99.1

Contact: Beth Sanders

Executive Vice President and Chief Financial Officer

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: mailto:bsanders@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES

THIRD QUARTER FINANCIAL RESULTS

www.1stcent.com

Redlands, California November 3, 2008— 1st Centennial Bancorp (OTCBB: FCEN), (“the Company”) parent holding company of 1st Centennial Bank (the “Bank”), today announced third quarter operating results. The Company reported a net loss for the quarter ended September 30, 2008 of ($15.5) million or ($3.18) diluted loss per share, compared to a net loss of ($2.8) million or ($0.57) diluted loss per share for the second quarter of 2008.

Patrick J. Meyer, Chairman of the Board, commented, “During the current quarter we built up our loan loss reserves to a very conservative level in order to reflect the current condition of our loan portfolio at quarter end, which decreased our capital levels. We are continuing to work with our investment bankers and financial consultants towards raising additional capital, in addition to reviewing recent governmental programs to determine if they are available to us. We are also in the process of increasing our authorized number of shares of common stock and authorizing a class of shares of preferred stock to enhance our ability to raise capital during these unprecedented times for our nation, our region and our Company. We have currently received the approval of a majority of our outstanding shares for these changes to our authorized capital, although the solicitation process will remain open until November 5, 2008.

Additionally, given the current financial market conditions, shareholder and depositors’ concerns regarding the financial services industry, we increased our cash levels at the Bank in order to bolster our liquidity by attracting additional funds using broker certificate of deposits.”

Meyer continued; “The Board of Directors and senior management remain keenly focused on our objectives to effectively manage our credit related issues, loan loss reserves and capital requirements. We are diligently working on plans to resolve and/or restructure our nonperforming assets in an effective and efficient manner in order to maximize shareholder value and to operate the Bank in a safe and sound manner. With the restructuring of our management team during the third quarter and the implementation of cost reductions throughout the Company, we are laying the foundation for strategically positioning ourselves to take advantage of the economic recovery that will occur once the housing industry recovers from the economic downturn.”

Highlights of our operating results for the three months ended September 30, 2008, as compared to the previous quarter ended June 30, 2008 are as follows:

•

Provision for loan losses increased $18.7 million to $24.9 million for the quarter ended September 30, 2008 as compared to $6.2 million for the previous quarter ended June 30, 2008. The increase in provision for loan losses was primarily due to a $13.0 million increase in the level of nonperforming assets to $105.8 million as compared to the previous quarter of $92.8 million and an increase in net loan charge-offs of $12.9 million as compared to $2.6 million for the previous quarter ended June 30, 2008.

•

Net interest margin decreased 135 basis points to 2.22% for the quarter ended September 30, 2008 as compared to 3.57% for the previous quarter ended June 30, 2008. This decrease was primarily due to the reversal of interest income relating to the $4.8 million net increase in nonaccrual loans as compared to June 30, 2008. The $4.8 million increase in nonaccrual loans is net of $12.9 million in additional loan charge-offs and addition of $9.3 million to Other Real Estate Owned (“OREO”).

•

OREO increased $7.7 million due to the addition of $10.5 million in new OREO, partially offset by OREO write-downs of $1.2 million and OREO sales of $1.7 million. Expenses related to OREO, including write-downs, rose to $1.5 million for the quarter ended September 30, 2008, as compared to $655,000 for the previous quarter ended June 30, 2008.

•

Noninterest income decreased to $1.0 million for the quarter ended September 30, 2008 as compared to $1.2 million for the previous quarter ended June 30, 2008, primarily due to lower gains on sales of mortgage-backed securities and conduit loan fee income, partially offset by an increase in customer service fees, gain on sale of loans, gain on sale of OREO and Bank Owned Life Insurance income.

•

Noninterest expense increased $1.1 million to $6.8 million for the quarter ended September 30, 2008 as compared to $5.7 million for the quarter ended June 30, 2008, primarily due to higher costs associated with OREO and FDIC insurance.

The change in operating results for the three months ended September 30, 2008 as compared to the same period last year was due primarily to increases in the provision for loan losses and noninterest expense, and a decrease in the net interest margin. The $24.6 million increase in the provision for loan losses for the third quarter of 2008 as compared to the same period last year was due primarily to increased net charge-offs and the increase in nonaccrual loans. The 275 basis point decrease in the net interest margin to 2.22% as compared to 4.97% for the same period last year was primarily due to the 325 basis point reduction in the Federal Reserve federal funds rate from September 2007 through September 2008 and the reversal of interest income relating to the $82.7 million net increase in nonaccrual loans as compared to June 30, 2007. The increase in noninterest expense of $2.2 million to $6.8 million was primarily due to an increase in OREO expense of $1.5 million and FDIC insurance expense of $345,000 for the quarter ended September 30, 2008 as compared to OREO expense of $62,000 and FDIC expense of $36,000 for the same period last year.

For the nine months ended September 30, 2008, the net loss totaled ($19.8) million or ($4.05) diluted loss per share, as compared to net income of $6.2 million or $1.18 diluted earnings per share for the nine months ended September 30, 2007.

The provision for loan losses for the quarter ended September 30, 2008 was $24.9 million as compared to $6.2 million for the previous quarter ended June 30, 2008. The increase in the provision for loans losses was primarily attributable to the increase in the level of nonperforming assets and the increase in net loan charge-offs. Nonperforming assets increased $13.0 million to $105.8 million at September 30, 2008 as compared to the increase of $39.5 million in nonperforming assets for the previous quarter ended June 30, 2008. The increase in nonperforming assets for the quarter ending September 30, 2008, includes net loan charge-offs of $12.9 million as compared to net loan charge-offs of $2.6 million for the quarter ended June 30, 2008.

The Return on Average Equity (“ROAE”) and Return on Average Assets (“ROAA”) for the three months ended September 30, 2008 were (133.03)% and (7.20)%, respectively, compared to 17.73% and 1.33% for the same period in 2007, respectively. The ROAE and ROAA for the nine months ended September 30, 2008 were (52.65)% and (3.47)% respectively, compared to 18.33% and 1.41% for the same period in 2007, respectively.

Total loans, net of unearned income, before the allowance for loan losses, increased $10.7 million, or 2% from $521.4 million to $532.1 million from December 31, 2007 to September 30, 2008. The net increase in loans was primarily related to commercial loans of $10.2 million, commercial real estate of $10.4 million, residential loans of $3.4 million and equity lines of credit of $3.1 million, partially offset by a net decrease of $16.8 million in construction and land loans. Total non-performing assets increased $90.5 million to $105.8 million at September 30, 2008 from $15.3 million at December 31, 2007. The increase in nonperforming assets for the nine months ended September 30, 2008 was primarily due to a net increase of $79.5 million in nonaccrual loans, net of $21.1 million in net loan charge-offs and a net increase in OREO of $12.6 million. The increase in nonaccrual loans was primarily related to residential construction and land loans.

As of September 30, 2008, non-performing assets as a percentage of total loans and other real estate owned equaled 19.34% compared to 2.92% at December 31, 2007.

Total cash and due from banks was $208.9 million or 22% of total assets at September 30, 2008, as compared to $11.1 million or 2% at December 31, 2007. Total deposits, as of September 30, 2008 were $711.7 million, representing an increase of $233.8 million or 49% from $478.0 million at December 31, 2007. We increased our cash levels at the Bank in order to strengthen our liquidity by attracting additional broker certificates of deposits, which contributed to the increase in our deposit portfolio. Total assets increased to $939.1 million from $689.5 million at December 31, 2007, up $249.6 million, or 36%.

As of September 30, 2008, the Bank’s Tier 1 capital to average assets ratio (“leverage capital ratio”) was 4.43%, the Tier 1 risk-based capital ratio was 6.89%, and the total risk-based capital ratio was 8.18%. On a consolidated basis, as of September 30, 2008, the Company’s leverage capital ratio was 4.42%, the Tier 1 risk-based capital ratio was 6.87%, and the total risk-based capital ratio was 8.43%. As of the same date, the Company and Bank were classified as “adequately capitalized” as defined by applicable regulatory definitions.

Suzanne Dondanville, Interim President and Chief Executive Officer of the Bank (also Executive Vice President /Chief Operating Officer) stated, “We are obviously disappointed with our financial results for the quarter, however, we feel confident that we have identified the complex issues regarding our loan portfolio and are focused on managing the nonperforming loan problems in an orderly fashion so as to maximize shareholder value and to operate the Bank in a safe and sound manner. We have hired additional loan workout consultants to analyze and restructure our nonperforming loans, so we can effectively execute action plans to resolve them. Additionally, every day we are working diligently with our investment banking firm and consultants in developing strategic plans to enhance shareholder value. We are in a very tough operating environment and we are clearly in unprecedented economic times for our nation, the financial services industry and the capital markets. Most importantly, we value our customer and shareholder relationships, which are the backbone of our community banking franchise.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the National and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there-from, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

September 30, 2008 and December 31, 2007

Dollar amounts in thousands, except share data	2008	2007
	(Unaudited)
ASSETS
Cash and due from banks	$208,921	$11,075
Interest-bearing deposits in financial institutions	6,093	1,862
Investment securities, available for sale	148,702	126,136
Stock investments restricted, at cost	5,399	3,518
Loans, net of allowance for loan losses of $21,907, and $6,805	510,169	514,644
Accrued interest receivable	3,175	4,503
Premises and equipment, net	2,734	2,985
Goodwill	4,180	4,180
Cash surrender value of life insurance	15,026	14,562
Other real estate owned	14,933	2,343
Other assets	19,787	3,693

Total assets	$939,119	$689,501

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$83,427	$110,125
Interest-bearing deposits	628,295	367,830

Total deposits	711,722	477,955
Accrued interest payable	1,006	826
Federal funds purchased	—	2,560
Borrowings from Federal Home Loan Bank	103,270	64,500
Repurchase agreements	75,113	75,113
Other liabilities	4,459	3,925
Subordinated notes payable to subsidiary trusts	12,300	12,300

Total liabilities	907,870	637,179

SHAREHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 4,884,081 and 4,866,145 shares at September 30, 2008 and December 31, 2007, respectively	29,409	29,001
Retained earnings	2,154	21,921
Accumulated other comprehensive income (loss)	(314)	1,400

Total shareholders’ equity	31,249	52,322

Total liabilities and shareholders’ equity	$939,119	$689,501

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Nine Months Ended September 30, 2008 and 2007 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollar amounts in thousands, except per share amounts	2008	2007	2008	2007
Interest income:
Loans, including fees	$7,007	$11,117	$24,276	$32,293
Deposits in financial institutions	27	26	73	92
Federal funds sold	608	99	682	315
Investments
Taxable	1,569	1,248	4,420	2,620
Tax-exempt	121	259	631	753

Total interest income	9,332	12,749	30,082	36,073

Interest expense:
Interest bearing demand and savings deposits	696	1,896	2,936	5,109
Time deposits $100,000 or greater	644	1,170	2,443	3,149
Other time deposits	2,419	937	3,807	2,806
Interest on borrowed funds	1,067	1,270	3,767	2,933

Total interest expense	4,826	5,273	12,953	13,997

Net interest income	4,506	7,476	17,129	22,076
Provision for loan losses	24,900	300	36,205	700

Net interest income (expense) after provision for loan losses	(20,394)	7,176	(19,076)	21,376

Noninterest income:
Customer service fees	518	444	1,427	1,276
Gains from sale of loans	174	134	498	407
Conduit loan referral income	22	118	408	755
Other income	312	168	1,107	587

Total noninterest income	1,026	864	3,440	3,025

Noninterest expense:
Salaries and employee benefits	2,512	2,544	7,853	7,906
Net occupancy expense	559	581	1,698	1,729
Other operating expense	3,759	1,512	8,437	4,750

Total noninterest expense	6,830	4,637	17,988	14,385

Income (loss) before provision for income taxes (benefits)	(26,198)	3,403	(33,624)	10,016
Provision for income taxes (benefits)	(10,664)	1,277	(13,857)	3,769

Net income (loss)	$(15,534)	$2,126	$(19,767)	$6,247

Basic earnings (loss) per share (1)	$(3.18)	$0.44	$(4.05)	$1.29

Diluted earnings (loss) per share (1)	$(3.18)	$0.40	$(4.05)	$1.18

(1)	Adjusted for the 50% stock distribution declared for shareholders of record on May 1, 2007, and distributed May 15, 2007.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

Selected Ratios and Other Data

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Performance Ratios
Return on average stockholders’ equity (1)	(133.03)%	17.73%	(52.65)%	18.33%
Return on average assets (1)	(7.20)%	1.33%	(3.47)%	1.41%
Efficiency ratio (3)	123.46%	55.60%	87.45%	57.31%
Average interest-earning assets to average interest-bearing liabilities	112.23%	126.45%	117.37%	128.41%

Yields and Costs (1)
Net interest spread	1.93%	4.04%	2.79%	4.34%
Net interest margin (2)	2.22%	4.97%	3.21%	5.29%
Average yield on interest-earning assets	4.60%	8.47%	5.63%	8.65%
Average cost of interest-bearing liabilities	2.67%	4.43%	2.84%	4.31%
Average yield on loans receivable, net	5.11%	9.28%	6.06%	9.39%
Average yield on investments	3.54%	5.30%	4.34%	5.18%
Average cost of total interest-bearing deposits	2.80%	4.08%	2.84%	3.96%
Average cost of total borrowings	2.29%	6.09%	2.86%	6.43%
Average cost of subordinated notes payable to subsidiary trusts	5.85%	7.40%	6.20%	7.91%

Asset Quality
Net charge-offs (recoveries)	$12,929	203	21,103	244
Net charge-offs (recoveries) to average loans receivable, net (1)	9.43%	0.17%	5.27%	0.07%

Average Balances
Average total assets	$857,770	$634,517	$760,522	$592,582
Average interest-earning assets	$806,882	$597,279	$713,828	$557,533
Average interest-bearing liabilities	$718,971	$472,341	$608,181	$434,199
Average loans, net	$545,308	$475,186	$535,150	$460,013
Average investment securities	$261,574	$122,093	$178,678	$97,520
Average total interest-bearing deposits	$533,467	$389,573	$432,023	$373,167
Average total borrowings	$185,504	$82,768	$176,158	$61,032
Average subordinated notes payable to subsidiary trusts	$12,300	$12,822	$12,300	$16,458
Average stockholders’ equity	$46,453	$47,565	$50,147	$45,572

(1)	Computed on an annualized basis.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total general and administrative expense divided by net interest income plus non-interest income.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

Selected Ratios and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	As of September 30, 2008	As of December 31, 2007
Asset Quality
Non-accrual loans	$90,221	$10,730
Loans 90 days or more past due and still accruing	619	2,220
Other real estate owned	14,933	2,343

Total nonperforming assets	105,773	15,293

Nonperforming loans as a percentage of total loans (1)	17.07%	2.48%
Non-performing assets as a percentage of total loans and other real estate owned	19.34%	2.92%
Allowance for loan losses	$21,907	$6,805
Allowance for loan losses to total non-performing loans	24.12%	52.55%
Allowance for loan losses to total loans (1)	4.12%	1.31%
Capital
Stockholders’ equity to assets ratio	3.33%	7.59%
Total risk-based capital ratio:
Company	8.43%	12.94%
Bank	8.18%	12.52%

Tier 1 capital to risk-weighted assets ratio:
Company	6.87%	11.69%
Bank	6.89%	11.26%

Tier 1 capital to average assets ratio:
Company	4.42%	8.74%
Bank	4.43%	8.43%
Shares outstanding at end of period	4,884,081	4,866,145
Book value per share outstanding	$6.40	$10.75
Tangible book value per share outstanding (2)	$5.54	$9.89

Loan Balances
Construction and Development loans (3)	$223,703	$240,550
Residential loans	$5,941	$2,505
Commercial and multi-family real estate loans	$90,175	$79,820
Commercial loans	$191,610	$181,426
Consumer loans	$8,558	$8,556
Equity lines of credit	$10,179	$7,111
Credit card and other loans	$2,197	$2,191

(1)	Total loans consist of loans receivable, net of deferred fees.
(2)	Stated book value minus goodwill.
(3)	Net of undisbursed balances of $76.4 million and $115.7 million at September 30, 2008 and December 31, 2007, respectively.